Chittenden CORPORATION

As of September 30, 2001

Presented by:

Kirk W. Walters, EVP & CFO

802-660-1561

Chittenden
CORPORATION

Chittenden Profile

Chittenden Branches



- **Banking assets of $4.0 billion at September 30, 2001**
- **Listed on the NYSE (CHZ)**
- **Current market capitalization at September 30, 2001 was $813.4 million**

Chittenden CORPORATION

Consistently Superior Financial Performance

- Strong net interest margin
- Diversified loan portfolio
- Low cost efficient sources of funding
- Strong fee based revenues in targeted businesses
- Efficient cost structure that maximizes profitability

Chittenden CORPORATION

Consistently Superior Financial Performance

- Rational expansion strategy in traditional and specialty banking businesses
- Fortress balance sheet: strong capital, conservative reserves, and excellent credit quality
- Strong shareholder orientation including active capital management through continued stock repurchases and high dividend payouts

Chittenden CORPORATION

Strategic Direction

- Enhance and leverage the existing franchise
- Expand the specialized businesses
- Pursue acquisitions of companies

Acquisition Strategy

- Retain strong management
- Strong marketplace potential
- Complementary product lines and/or strong potential for managing costs
- Provide a structure and resources to enhance the acquisition's earnings growth

Chittenden CORPORATION

Core Businesses

Commercial

- Extending selectively into newer markets through correspondent banking initiatives or specialized services
- Focus on small and mid-sized businesses
- Maintain conservative underwriting standards and discipline
- Complete range of services

Consumer

- Strong branch franchise with both a consumer and commercial focus
- Efficient source of low cost deposits
- Excellent source of consumer loans and small business loans
- Strong referral source for the company's specialty businesses

POMERLEAU
INSURANCE

Pomerleau Agency

- Specializes in commercial property and casualty insurance
- Wholesale brokerage operation covering ten states
- Expanded into Massachusetts and New Hampshire in 2000
- Adding additional personnel in these markets in 2001
- The Agency's gross premium for 2000 was $28.5 million and for the first nine months of 2001 was $24.9 million

Business Services



Merchant Services

- Taking advantage of our larger footprint
- Focusing on expanding the retail merchant base in Massachusetts and New Hampshire
- Volume of transactions processed for 2000 was $1.1 billion and for the first nine months of 2001 was $668 million

Cash Management

- Full menu of cash management products
- Domiciled on one operating system regardless of the size and sophistication of the customer
- Both dial up and web based access is available
- Growth at annualized rate of 20.46% over last three years
- Continues to expand into Massachusetts and New Hampshire

Payroll Services

CHITTENDEN PAYROLL SERVICES CAN HELP YOU WITH ALL KINDS OF PAPERWORK.



- Currently services 722 customers
- Provides a full menu of payroll services
- Revenue growth at annualized rate of 21.82% over last three years
- Expanding sales efforts in Massachusetts & New Hampshire

Specialty Businesses



Asset Management Services

- Over $2.2 billion in assets under administration
- Over $1.9 billion in assets under management
- Variety of services including asset management, personal trust, corporate trust, and retirement plan administration
- Full menu of services offered throughout our footprint

Corporate Trust

- **Operating in New England with low risk and high efficiency**
- **Growth at an annualized rate of 31.37% over last three years**
- **Approximately 50% of its revenues come from outside Vermont**
- **Over $1.5 billion in assets under administration**

Chittenden CORPORATION

Specialty Businesses

Retail Investments - Broker/Dealer

CHITTENDEN INVESTMENT SERVICES

Asset Management • Private Banking • Investments

- Established our own broker/dealer in 1998
- Currently offered throughout our footprint
- Expanding the operation in 2001 by adding additional brokers in Massachusetts and New Hampshire

Captive Insurance

- Low tax structure in Vermont makes it the U.S. domicile of choice for captive insurance companies
- Chittenden Bank is the leader for banking services to this industry
- These companies use Chittenden's full spectrum of banking products ranging from cash management to loans to asset management

Chittenden CORPORATION

Specialty Businesses



Government Banking

- Leader in government banking in Vermont
- Our affiliate banks in Massachusetts and New Hampshire are actively pursuing this business
- Wide array of transaction, loan, and deposit products
- At September 30, 2001 approximately $103.9 million in loans and $250.6 million in deposits

Specialty Businesses



Automotive Finance

- Discretionary asset generator
- Operates throughout our franchise in Vermont, Massachusetts and New Hampshire
- Comprised of $153 million in loans and $110 million in leases
- Insures the residual value of leasing assets to minimize the exposure to market changes

Chittenden CORPORATION

Specialty Businesses



Mortgage Banking

- Operates through Mortgage Service Center of New England in Brattleboro, Vermont
- Full product menu offered through retail and wholesale distribution channels
- Originations for the year 2000 were $259 million and for the first nine months of 2001 were $367.7 million
- Mortgage servicing of $1.9 billion at September 30, 2001

Chittenden CORPORATION

Financial Summary

		YTD 9/30/2001	12/31/2000	12/31/1999	12/31/1998
Earnings	*Per Common Share*				
	Basic Earnings (operating)	$1.36	$1.76	$1.56	$1.41
	Diluted Earnings (operating)	$1.34	$1.74	$1.54	$1.38
	Diluted Earnings	$1.34	$1.72	($0.07)	$1.38
	Dividends	$0.57	$0.75	$0.65	$0.55 *
	Book Value	$11.41	$10.49	$10.22	$11.22
Growth	*Performance Ratios*				
	Return on Average Equity (operating)	16.77%	17.44%	14.69%	13.05%
	Return on Average Assets (operating)	1.54%	1.56%	1.34%	1.22%
	Net Interest Margin	4.79%	4.73%	4.67%	4.71%
	Efficiency Ratio	56.02%	54.47%	58.36%	60.08%
	Credit Quality Data				
	NPAs to Loans & OREO	0.50%	0.42%	0.33%	0.72%
	Loan Loss Reserve to Loans	1.53%	1.41%	1.42%	1.50%
	Net Charge-Offs to Average Loans	0.17%	0.32%	0.31%	0.46%
Capital Strength	*Capitalization*				
	Leverage Ratio	8.05%	8.65%	8.17%	7.58%
	Tier 1 Capital Ratio	9.92%	10.82%	11.96%	10.76%
	Risk-Based Capital Ratio	11.19%	12.08%	13.23%	12.02%

*** Includes special dividend**

A Diversified Loan Portfolio of Excellent Quality


Consumer-Indirect
11.74%
Consumer-Direct
1.29%
Home Equity
6.09%
Commercial
21.41%
Residential Real
Estate
26.48%
Construction
2.24%
Municipal
3.67%
Commercial Real
Estate
27.08%

Total Loans at September 30, 2001 were $2.9 billion

Chittenden CORPORATION

Strong Core Funding


CDs>100
5.72%
Borrowings
1.26%
Demand Deposits
15.96%
CDs<100
12.86%
IRAs
4.74%
NOW
13.18%
Cash Management
14.21%
Savings
10.74%
Money Market
21.33%

Total Funding at September 30, 2001 was $3.6 billion

A Strong Diversified Stream of Noninterest Income



ATM/Debit Card Income 3.96%
Loan Fees 3.44%
Other Income 5.89%
Payroll 1.63%
Gain on Sale of Loans 18.30%
Asset Management 24.04%
Mortgage Servicing 5.85%
Cash Management 4.88%
Broker/Dealer 2.88%
Insurance Commissions 5.60%
Deposit Fees 17.21%
Merchant/Credit Card 6.32%

% of Total Revenue	
01	28% *
00	25%
99	27%
98	28%
97	26%
96	24%

* annualized

Fee Income for the nine months ended September 30, 2001 was $48.1 million

Summary Statistics for Selected High Performance Bank Holding Companies in the U.S.

(Prices as of August 9, 2001; financial data at, or for the twelve months ended, June 30, 2001)

	Market Valuation					Capital	Profitability				Credit Quality	
	Price / LTM EPS	Price / 2001E	Price / Book	Price / Tangible Book	Dividend Yield	Equity / Assets	LTM ROAA	LTM ROAE	LTM Net Interest Margin	LTM Efficiency Ratio	NPAs / (Loans + OREO)	Reserves / NPAs
Selected High Performance Banks in the U.S.												
Median:	17.1 x	14.7 x	288.42 x	306.57 x	2.41 %	7.84 %	1.34 %	18.27 %	4.19 %	52.31 %	0.57 %	278.1 %
Average:	18.1	16.2	298.86	336.31	2.41	7.89	1.35	17.87	4.21	50.39	0.57	345.3
High:	29.7	24.6	608.84	608.84	3.70	11.76	1.69	24.14	5.64	68.48	1.32	941.5
Low:	13.3	12.5	190.26	199.27	0.00	5.43	0.96	13.74	2.88	19.53	0.07	44.3
Chittenden Corp.	15.3 x	15.1 x	248.90 x	276.78 x	2.84 %	8.95 %	1.56 %	17.20 %	4.73 %	55.18 %	0.45 %	334.5 %

Price / Earnings



25.0
20.0
15.0
10.0
5.0
0.0
18.0
21.9
18.5
19.9
16.5
15.9
14.5
15.7
15.1
14.7
1997
1998
1999
2000
2001 E
CHZ
PEER MEDIAN

Notes:

Peer group is comprised of all bank holding companies with assets between $3 and $10 billion, a ROAE greater than 15%, a non-performing asset ratio less than 1.5,% and a net interest margin greater than 3.00%.

Nonperforming assets include loans past due 90 days or more and still accruing, nonaccrual loans, restructured loans and foreclosed real estate.

Source: SNL Securities, L.P.

Chittenden CORPORATION

A Compelling Story

- Recognized competency in an attractive business mix
- Well thought out acquisitions which provide strong earnings growth
- Low risk execution orientation provides an understandable opportunity
- Proven leadership provides aggressive focus to achieve superior financial results
- Well established and tangible shareholder orientation

This presentation contains "forward-looking statements" which may describe future plans and strategic initiatives. These forward-looking statements are based on current plans and expectations, which are subject to a number of factors and uncertainties that could cause future results to differ from historical performance or future expectations.

Chittenden
CORPORATION

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